EXHIBIT 5.1

[ON LETTERHEAD OF BALLARD SPAHR LLP]

                 June 2, 2010

Harleysville Group Inc.
355 Maple Avenue
Harleysville, Pennsylvania 19438

Re:	Registration Statement on Form S-8: Harleysville Group Inc.

Ladies and Gentlemen:

We have acted as counsel to Harleysville Group Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of up to an additional 2,500,000 shares (the “Additional Shares”) of the Company's common stock, par value $1.00 per share (the “Common Stock”), issuable pursuant to future awards (“Awards”) to be granted under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”).

In rendering our opinion, we have reviewed originals or copies of:  (i) the Registration Statement on Form S-8 of the Company relating to the Additional Shares as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”); (ii) the Plan; (iii) the Amended and Restated Certificate of Incorporation, as amended, of the Company and the Amended and Restated Bylaws of the Company; (iv) certain resolutions of the Board of Directors relating to the Plan and the filing of the Registration Statement; and (v) such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies, the genuineness of all signatures, and the legal capacity of all natural persons.

The opinion expressed below is based on the assumption that the Registration Statement will have been filed by the Company with the Commission and will have become effective before any of the Additional Shares are issued, and that persons acquiring the Additional Shares will do so strictly in accordance with the terms of the Plan, and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Additional Shares.

Based on the foregoing, we are of the opinion that the Additional Shares, when issued pursuant to Awards granted under the Plan (including, where applicable, the payment of any exercise price, and the satisfaction of any vesting or forfeiture restrictions) in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.

We do not express any opinion as to the laws of any jurisdiction other than the Federal securities laws and the laws of the State of Delaware.

This opinion is limited to the matters expressly stated herein.  No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.  We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 being filed with respect to the offering of the Additional Shares.

Very truly yours,

/s/ Ballard Spahr LLP